UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2016

Southcross Energy Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35719	45-5045230
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1717 Main Street

Suite 5200

Dallas, Texas 75201

(Address of principal executive office) (Zip Code)

(214) 979-3700

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Third A&R Revolving Credit Agreement

On December 29, 2016, Southcross Energy Partners, L.P. (the “Partnership”, “we,” “us” or “our”) entered into a limited waiver agreement and fifth amendment (the “Amendment”) to the Third Amended and Restated Revolving Credit Agreement with Wells Fargo Bank, N.A., UBS Securities LLC and Barclays Bank PLC and a syndicate of lenders (as amended, the “Third A&R Revolving Credit Agreement”). Pursuant to the Amendment, we received a full waiver for all defaults or events of default arising out of our failure to comply with the financial covenant to maintain a Consolidated Total Leverage Ratio less than 5.00 to 1.00 for the quarter ended September 30, 2016.

Under the Amendment, among other things, total aggregate commitments under the Third A&R Revolving Credit Agreement were reduced from $200 million to $145 million and the sublimit for letters of credit was also reduced from $75 million to $50 million. Total aggregate commitments will be further reduced to $140 million on September 30, 2017, $135 million on December 31, 2017, $125 million on March 31, 2018, $120 million on June 30, 2018 and $115 million on December 31, 2018 and will also be reduced in an amount equal to the net proceeds of any Permitted Note Indebtedness (as defined in the Amendment) we may incur in the future.

Borrowings under the Third A&R Revolving Credit Agreement will bear interest at the London Interbank Offered Rate or a base rate plus an Applicable Margin (as defined in the Amendment) that cumulatively increases pursuant to the Amendment by (i) 125 basis points if our Consolidated Total Leverage Ratio is greater than or equal to 5.00 to 1.00, plus (ii) 100 basis points if our Consolidated Total Leverage Ratio is greater than or equal to 6.00 to 1.00, plus (iii) 100 basis points if our Consolidated Total Leverage Ratio is greater than or equal to 7.00 to 1.00, plus (iv) 100 basis points if our Consolidated Total Leverage Ratio is greater than or equal to 8.00 to 1.00. At our election, the 100 basis point increase to the Applicable Margin upon our Consolidated Total Leverage Ratio being greater than or equal to 8.00 to 1.00 may be replaced with a 150 basis point increase that is payable in kind.

The Amendment suspends the Consolidated Total Leverage Ratio (as defined in the Amendment) and Consolidated Senior Secured Leverage Ratio (as defined in the Amendment) financial covenants and reduces the Consolidated Interest Coverage Ratio (as defined in the Amendment) financial covenant requirement from 2.50 to 1.00 to 1.50 to 1.00 for all periods ending on or prior to December 31, 2018 (the “ratio compliance date”). Prior to the ratio compliance date, we will also be subject to the following covenants and restrictions:

•	we will be required to generate Consolidated EBITDA (as defined in the Amendment) in certain minimum amounts beginning with the quarter ending December 31, 2016 and rolling forward thereafter through the quarter ending December 31, 2018;

•	we will be required to maintain at least $3 million of Liquidity (as defined in the Amendment) as of the last business day of each calendar week; and

•	our capital expenditures for growth and maintenance will be restricted and may not exceed certain amounts per fiscal year.

Beginning with the fiscal quarter ending March 31, 2019, our Consolidated Total Leverage Ratio cannot exceed 5.00 to 1.00 and our Consolidated Senior Secured Leverage Ratio cannot exceed 3.50 to 1.00.

Until such time as our Consolidated Total Leverage Ratio is less than 5.00 to 1.00, we will also be restricted from making cash distributions to our unitholders and from entering into acquisition or merger agreements with third-party businesses involving a purchase price greater than $10 million, unless such acquisition is funded entirely using the proceeds from the issuance of equity. In addition, until such time as our Consolidated Total Leverage Ratio is less than or equal to 5.00 to 1.00, we will be required to repay any outstanding borrowings under the Third A&R Revolving Credit Agreement in an amount equal to 50% of our Excess Cash Flow (as defined in the Amendment).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Investment Agreement

On December 29, 2016, in connection with the execution of the Amendment, the Partnership entered into (a) an Investment Agreement (the “Investment Agreement”) with Southcross Holdings LP, the owner of our general partner (“Holdings”), and Wells Fargo Bank, N.A., (b) a Backstop Commitment Letter (the “Backstop Agreement”) with Holdings, Wells Fargo Bank, N.A. and the affiliated entities of EIG Global Energy Partners, LLC and Tailwater Capital LLC party thereto (each a “Sponsor” and, collectively, the “Sponsors”) and (c) a First Amendment to Equity Cure Contribution Agreement (the “Equity Cure Contribution Amendment”) with Southcross Holdings. Pursuant to the Equity Cure Contribution Amendment, on December 29, 2016, Holdings contributed $17.0 million to the Partnership in exchange for approximately 11.5 million common units representing limited partner interests in the Partnership (“Common Units”). The proceeds of the $17.0 million contribution will be used to pay down the outstanding balance under the Third A&R Revolving Credit Agreement and for general corporate purposes.

In addition, pursuant to entering into the Investment Agreement, the previous Equity Cure Contribution Agreement with Holdings terminated and Holdings has agreed to contribute up to an additional $15.0 million in the aggregate to the Partnership (the “Committed Amount”) upon the earlier to occur of December 31, 2017 and notification from the Partnership of an event of default under the Third A&R Revolving Credit Agreement. In exchange for the amounts contributed pursuant to the Investment Agreement upon a Partial Investment Trigger or the Full Investment Trigger (as defined in the Investment Agreement), the Partnership will issue to Holdings, at Holdings’ election, either (a) a number of Common Units at an issue price equal to either (i) if the Common Units are listed on a national stock exchange, 93% of the volume weighted average price of such Common Units for the twenty day period immediately preceding the date of the contribution or (ii) if the Common Units are not listed on a national stock exchange, the fair market value of such Common Units as reasonably agreed by the Partnership and Holdings or (b) a senior unsecured note of the Partnership in an initial face amount equal to the amount of the contribution by Holdings (an “Investment Note”). If Holdings elects to receive an Investment Note in exchange for a contribution pursuant to the Investment Agreement, such Investment Note will mature on or after November 5, 2019 and bear interest at a rate of 12.5% per annum payable in-kind prior to December 31, 2018 and in cash on or after December 31, 2018. The Investment Notes, if any, will be the unsecured obligation of the Partnership subordinate in right of payment to any of the Partnership’s secured obligations under the Third A&R Revolving Credit Agreement and will contain covenants and events of default no more restrictive than those currently provided in the Third A&R Revolving Credit Agreement.

Pursuant to the Backstop Agreement, if Holdings is unable to satisfy its obligations under the Investment Agreement with cash on hand upon the occurrence of a Partial Investment Trigger or a Full Investment Trigger, the Sponsors have agreed to fund Holdings’ shortfall in providing the Committed Amount by contributing each Sponsor’s respective pro-rata portion of the shortfall to Holdings or, at the election of each Sponsor, directly to us. As consideration for any amounts contributed directly to us by a Sponsor pursuant to the Backstop Agreement, we will issue to such Sponsor the Common Units or Investment Note that would have otherwise been issued to Holdings under the Investment Agreement with respect to the amount contributed by the Sponsor.

The foregoing descriptions of the Investment Agreement, the Backstop Agreement and the Equity Cure Contribution Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the Investment Agreement, the Backstop Agreement and the Equity Cure Contribution Amendment, which are filed as Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, to this Current Report on Form 8-K and are incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K related to the Amendment is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K related to the Common Units issued to Holdings pursuant to the Equity Cure Contribution Amendment and the Investment Agreement and the Common Units which may be issued to Holdings or the Sponsors pursuant to the Investment Agreement and the Backstop Agreement is incorporated into this Item 3.02 by reference. Any Common Units acquired by Holdings or the Sponsors now or in the future pursuant to the Equity Cure Contribution Amendment, the Investment Agreement and the Backstop Agreement will be issued in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Waiver and Fifth Amendment to Third Amended and Restated Revolving Credit Agreement, by and among the Partnership, as borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of December 29, 2016.

10.2	Investment Agreement, dated December 29, 2016, by and among Southcross Energy Partners, L.P., Southcross Holdings LP and Wells Fargo Bank, N.A.

10.3	Backstop Commitment Letter, dated December 29, 2016, by and among Southcross Energy Partners, L.P., Southcross Holdings LP, Wells Fargo Bank, N.A. and the Sponsors party thereto.

10.4	First Amendment to Equity Cure Contribution Agreement, dated December 29, 2016, by and between Southcross Energy Partners, L.P. and Southcross Holdings LP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Southcross Energy Partners, L.P.

	By:	Southcross Energy Partners GP, LLC, its general partner

By:	/s/ Bret M. Allan
Bret M. Allan Senior Vice President and Chief Financial Officer

Dated: January 3, 2017

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

10.1	Waiver and Fifth Amendment to Third Amended and Restated Revolving Credit Agreement, by and among the Partnership, as borrower, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, dated as of December 29, 2016.

10.2	Investment Agreement, dated December 29, 2016, by and among Southcross Energy Partners, L.P., Southcross Holdings LP and Wells Fargo Bank, N.A.

10.3	Backstop Commitment Letter, dated December 29, 2016, by and among Southcross Energy Partners, L.P., Southcross Holdings LP, Wells Fargo Bank, N.A. and the Sponsors party thereto.

10.4	First Amendment to Equity Cure Contribution Agreement, dated December 29, 2016, by and between Southcross Energy Partners, L.P. and Southcross Holdings LP.